Exhibit 5.1
April 11, 2007
Cell Genesys, Inc.
500 Forbes Boulevard
South San Francisco, California 94080

RE:	FINAL PROSPECTUS FILED PURSUANT TO RULE 424(b)
Ladies and Gentlemen:
     We have acted as counsel for Cell Genesys, Inc, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 10,810,811 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to the signatories to the Subscription Agreements (as defined below) (ii) warrants to purchase 2,162,162 shares of Common Stock (“Warrants”) to such signatories, and (iii) the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”), in each case pursuant to the registration statement on Form S-3 (Registration No. 333-102122), as filed with the Securities and Exchange Commission (the “Commission”) under the Act including Amendment No. 1 thereto, as declared effective by the SEC on February 6, 2003, together with the exhibits thereto and the documents incorporated by reference therein (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement in the form filed with the Commission pursuant to Rule 424(b) under the Act (together, the “Prospectus”).
     The Common Stock and the Warrants are to be sold pursuant to a Placement Agency Agreement, dated as of April 11, 2007 (the “Placement Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC, as lead placement agent, Needham & Company, LLC, Canaccord Adams Inc., and Cantor Fitzgerald & Co., as co-placement agents, and Subscription Agreements, dated as of April 11, 2007, by and among the Company and the investor signatories thereto (the “Subscription Agreements”), each of which have been filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 11, 2007. The Warrant Shares are to be sold from time to time upon exercise of the Warrants, the form of which has been filed as an exhibit to the Company’s Current Report on Form 8-K filed on April 11, 2007.
     In connection with this opinion, we have examined and relied upon the Registration Statement and related base prospectus included therein, the prospectus supplement filed with the Commission pursuant to Rule 424(b) under the Act, the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Bylaws,

Cell Genesys, Inc.
April 11, 2007

as currently in effect, the Placement Agreement, the Subscription Agreements, the form of Warrant, and such instruments, documents, certificates and records that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
     On the basis of the foregoing, and in reliance thereon, we are of the opinion that:
     1.      With respect to shares of Common Stock, when issued and sold in accordance with the Placement Agreement, the Subscription Agreements, the Registration Statement and the Prospectus, the shares of Common Stock will be validly issued, fully paid and nonassessable.
     2.     With respect to the Warrants, when the Warrants have been duly executed and delivered against payment therefor, in accordance with the Placement Agreement, the Subscription Agreements, the Registration Statement and the Prospectus, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     3.     With respect to the Warrant Shares, when the Warrant Shares have been duly issued and delivered against payment therefor, in accordance with the provisions of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
     Our opinion that any document is legal, valid and binding is qualified as to:
     (a)     limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws relating to or affecting the rights of creditors generally;
     (b)     rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
     (c)     general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief and limitation of rights of acceleration, regardless of whether such enforceability is considered in a proceeding in equity or at law.

Cell Genesys, Inc.
April 11, 2007

     Members of our firm are admitted to the bar in the State of California, and we do not express any opinion as to the laws of any jurisdiction, other than the federal laws of the United States of America, laws of the State of California, laws of the State of New York (with respect to the Warrants), and the General Corporation Law of the State of Delaware (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.
     We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement and the related prospectus and prospectus supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely, WILSON SONSINI GOODRICH & ROSATI Professional Corporation